JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated June 2, 2025

5-Year SX5E/TPX/SPX Performance Allocation Basket Trigger PLUS

This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Basket:	Underlying indices	Bloomberg ticker symbol
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E
	TOPIX® Index (the “TPX Index”)	TPX
	S&P 500® Index (the “SPX Index”)	SPX
We refer to the SX5E Index, the TPX Index and the SPX Index, collectively, as the underlying indices, and each individually as an underlying index.
Payment at maturity:

If the final basket value is greater than the initial basket value, for each $1,000 stated principal amount Trigger PLUS:

$1,000 + leveraged upside payment

If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level, for each $1,000 stated principal amount Trigger PLUS:

$1,000

If the final basket value is less than the trigger level, for each $1,000 stated principal amount Trigger PLUS:

$1,000 × basket performance factor

This amount will be less than the stated principal amount of $1,000 per Trigger PLUS and will represent a loss of more than 25%, and possibly all, of your investment.

Leveraged upside payment:	$1,000 × leverage factor × basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	100 × [1 + (index return of best performing index × best performing index weighting) + (index return of second best performing index × second best performing index weighting) + (index return of worst performing index × worst performing index weighting)]
Initial index value:	With respect to each underlying index, the closing level of that underlying index on the pricing date
Final index value:	With respect to each underlying index, the closing level of that underlying index on the valuation date
Trigger level:	75, which is 75% of the initial basket value
Leverage factor:	At least 116.00%
Basket performance factor:	final basket value / initial basket value
Basket weighting:	The underlying index with the highest index return (the “best performing index”) will be allocated a weighting of 50% (the “best performing index weighting”), the underlying index with the second highest index return (the “second best performing index”) will be allocated a weighting of 35% (the “second best performing index weighting”) and the underlying index with the lowest index return (the “worst performing index”) will be allocated a weighting of 15% (the “worst performing index weighting”).
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date:	Expected to be June 13, 2025
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	June 28, 2030
Maturity date†:	July 3, 2030
CUSIP / ISIN:	48136EGW9 / US48136EGW93
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/ 19617/000121390025049624/ea0244131-01_424b2.htm

†Subject to postponement or early acceleration

The estimated value of the Trigger PLUS on the pricing date will be provided in the pricing supplement and will not be less than $920.00 per $1,000 stated principal amount Trigger PLUS. For information about the estimated value of the Trigger PLUS, which likely will be lower than the price you paid for the Trigger PLUS, please see the hyperlink above.

Any payment on the Trigger PLUS is subject to the credit risk of JPMorgan Financial as issuer of the Trigger PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Trigger PLUS.

Trigger PLUS Payoff Diagram*

Change in Basket	Return on the Trigger PLUS*
50.00%	58.00%
40.00%	46.40%
30.00%	34.80%
20.00%	23.20%
10.00%	11.60%
5.00%	5.80%
1.00%	1.16%
0.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-25.00%	0.00%
-25.01%	-25.01%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

*Assumes a leverage factor of 116.00%. The actual leverage factor will be provided in the pricing supplement and will not be less than 116.00%.

JPMorgan Chase Financial Company LLC

5-Year SX5E/TPX/SPX Performance Allocation Basket Trigger PLUS

Basket and Underlying Indices

For more information about any underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement and Annex A to the accompanying prospectus addendum for additional information.

Risks Relating to the Trigger PLUS Generally

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal and your investment in the Trigger PLUS may result in a loss.
▪	The Trigger PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	The benefit provided by the trigger level may terminate on the valuation date.
▪	Correlation (or lack of correlation) of performances between the underlying indices may reduce the performance of the basket, and changes in the values of the underlying indices may offset each other.
▪	Secondary trading may be limited.
▪	We may accelerate your Trigger PLUS in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if a change-in-law event occurs.
▪	The final terms and estimated valuation of the Trigger PLUS will be provided in the pricing supplement.
▪	The tax consequences of an investment in the Trigger PLUS are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS.

Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS

▪	The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS.
▪	The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates.
▪	The estimated value of the Trigger PLUS is derived by reference to an internal funding rate.
▪	The value of the Trigger PLUS as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period.
▪	Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS.
▪	Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors.

Risks Relating to the Underlying Indices

▪	JPMorgan Chase & Co. is currently one of the companies that make up the SPX Index.
▪	Investing in the Trigger PLUS is not equivalent to investing in the basket or the underlying indices.
▪	Adjustments to any underlying index could adversely affect the value of the Trigger PLUS.
▪	The Trigger PLUS are subject to risks associated with securities issued by non-U.S. companies with respect to the SX5E Index and the TPX Index.
▪	The Trigger PLUS are not directly exposed to fluctuations in foreign exchange rates with respect to the SX5E Index and the TPX Index.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the Trigger PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Trigger PLUS — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.